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                                                                   EXHIBIT 23.2


                        CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement on Form S-8 and S-3 of our reports dated February 10, 1998, on our audits of the consolidated financial statements and the financial statement schedules of CenterPoint Properties Trust which reports are included in the Annual Report on Form 10-K and of our report dated January 30, 1998, on our audit of the combined statement of revenues and certain expenses of The Other Acquisition II Properties for the year ended December 31, 1996 included in the Current Report on Form 8-K/A No. 1 filed on February 27, 1998. We also consent to the reference to our Firm under the caption "Experts."




                                       PricewaterhouseCoopers LLP

Chicago, Illinois
September 2, 1998